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                                                                    EXHIBIT 11.1


Exhibit (11)-Statement Re: Computation of Basic and Diluted Net Loss Per Share


                                          Period from
                                       December 11, 1998
                                      (date of inception)         Year ended
                                      to December 31, 1998     December 31, 1998
                                      ------------------------------------------
                                        (000's omitted, except per share date)
Basic:
Net loss                                              (50)              (18,744)
Preferred stock dividends                               -                  (256)
                                      ------------------------------------------
Net loss available for
 common stockholders                                  (50)              (19,000)

Average shares outstanding                         30,461                38,143
                                      ------------------------------------------
Basic loss per share                                (0.00)                (0.50)


Diluted
Net loss                                              (50)              (18,744)
Preferred stock dividends                               -                  (256)
                                      ------------------------------------------
Net loss available for
 common stockholders                                  (50)              (19,000)

Average shares outstanding                         30,461                38,143
                                      ------------------------------------------
Diluted loss per share                              (0.00)                (0.50)